As filed with the Securities & Exchange Commission on April 28, 1998
                             Registration No. ___________________


               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                            FORM S-8
                      REGISTRATION STATEMENT
                             UNDER
                    THE SECURITIES ACT OF 1933

           BRUSH CREEK MINING AND DEVELOPMENT CO., INC.
     (Exact Name of Registrant as Specified in its Charter)

Nevada                                                88-0180496
(State or other                                 (I.R.S. Employer
jurisdiction of                                   Identification
incorporation or                                         Number)
organization)

                  970 E. Main Street, Suite 200
                  Grass Valley, California 95945
                         (530) 477-5961
(Address and Telephone of Principal Executive Offices) (Zip Code)

                Consulting Agreement by and between
        Brush Creek Mining and Development Co., Inc. and
                 Langley Downey Entertainment Inc.
                      (Full Title of Plan)

             James S. Chapin, Chief Executive Officer
                  970 E. Main Street, Suite 200
                  Grass Valley, California 95945
                        (530) 477-5961
    (Name, address and telephone number of agent for service)

                          Copies to:
                      David M. Kaye, Esq.
                  Danzig Garubo & Kaye, LLP
              P.O. Box 333, 30A Vreeland Road
            Florham Park, New Jersey  07932-0333
                      (973) 443-0600

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

                CALCULATION OF REGISTRATION FEE

                                 PROPOSED      PROPOSED
TITLE OF                         MAXIMUM       MAXIMUM       AMOUNT
SECURITIES                       OFFERING      AGGREGATE     OF
TO BE           AMOUNT TO BE     PRICE PER     OFFERING      REGISTRA-
REGISTERED      REGISTERED       SHARE (1)     PRICE (1)     TION FEE


Common Stock,
par value
$.0001
per share(2)    106,667          $.40625       $43,333.47    $13.14



TOTAL REGISTRATION FEE                                       $100.00(3)
_____________________

(1) Calculated in accordance with Rule 457(c) using the average of the bid and asked price for the Common Stock on April 27, 1998.

(2) Represents shares of Common Stock issuable to Langley Downey Entertainment Inc. pursuant to the terms of the Consulting Agreement (referenced above) between Brush Creek Mining and Development Co., Inc. and Langley Downey Entertainment Inc.

(3)  Minimum registration fee.

                            PART I

Item 1.  Plan Information.

This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.0001 per share (the "Common Stock") of Brush Creek Mining and Development Co., Inc. (the "Company") to Langley Downey Entertainment Inc. (the "Consultant") pursuant to the terms of a Consulting Agreement, dated as of April 28, 1998 by and between the Company and the Consultant (the "Consulting Agreement"). Pursuant to the terms of the Consulting Agreement, the Company is obligated to issue to the Consultant shares of Common Stock in exchange for the Consultant's providing certain consulting services to the Company. Pursuant to the terms of the Consulting Agreement, it is agreed that the Company shall issue to the Consultant such number of shares of the Company's Common Stock which shall have a value of $40,000 in the aggregate determined on the basis of the bid price of the Company's Common Stock as of the close of business on the date immediately prior to the date of the Consulting Agreement. In accordance therewith, the Company is obligated to issue 106,667 shares of its Common Stock to the Consultant.

The  foregoing   information   relating  to  the  provisions  of  the
Consulting Agreement is intended to provide a summary thereof and does not purport to be a complete description of the Consulting Agreement. Such summary should be read in conjunction with the Consulting Agreement which has been filed as Exhibit 10.1 hereto and is incorporated herein by reference in its entirety.

Item 2.  Registrant Information and Employee Plan Annual
Information.

The Consultant has been provided with copies of the documents incorporated herein by reference in Part II: Item 3 hereof and has been advised by the Company in writing that such documents will continue to be available, without charge, to the Consultant upon the Consultant's written request to the Company at its offices at 970 E. Main Street, Suite 200, Grass Valley, California 95945 (Telephone: (530) 477-5961).


                             PART II

Item 3.  Incorporation of Documents by Reference.

The following materials are incorporated by reference herein in their entirety:

(a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, as amended, filed with the Securities and Exchange Commission (File No. 0-12761);

(b) the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1997 and December 31, 1997, as amended, filed with the Securities and Exchange Commission (File No. 0-12761);

(c)  the Company's Current Report on Form 8-K dated March 25, 1998;

(d) all other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 since the end of the Company's fiscal year ended June 30, 1997;

(e) all other documents filed by the Company after the date of this Registration Statement under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities that remain unsold under this registration statement; and

(f) the description of the Common Stock as set forth in the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 10, 1984, is incorporated herein by reference in its entirety. In connection therewith, the following description is provided:

The Company is authorized to issue 100,000,000 shares of Common Stock. Holders of Common Stock are entitled (i) to receive ratable dividends from funds legally available for distribution when and if declared by the board of directors; (ii) to share ratably in all of the Company's assets available for distribution upon liquidation, dissolution or winding up of the Company; and (iii) to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders of shares of Common Stock do not have cumulative voting rights.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Nevada Revised Statute 78.751 ("NRS 78.751") permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The NRS 78.751 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY
HAS BEEN INFORMED THAT  IN  THE  OPINION  OF  THE   SECURITIES  AND
EXCHANGE   COMMISSION,   SUCH INDEMNIFICATION  IS  AGAINST  PUBLIC  POLICY
AS  EXPRESSED  IN THE  ACT  AND IS THEREFORE UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are attached hereto:

Exhibit No.   Description of Exhibit                     Page No.

 5.1          Opinion letter of Danzig Garubo
              & Kaye, LLP

10.1          Consulting Agreement, dated as
              of April 28, 1998
              by and between Brush Creek Mining
              and Development Co., Inc., and
              Langley Downey Entertainment Inc.

23.1          Consent of Danzig Garubo & Kaye, LLP,
              included in the Opinion of Counsel
              filed as Exhibit 5.1

23.2          Consent of Brown Armstrong Randall
              & Reyes Accountancy Corporation,
              independent auditors

Item 9.   Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange
Commission promulgated under the Securities Act of 1933:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grass Valley, State of California on April 28, 1998.

                              BRUSH CREEK MINING
                              AND DEVELOPMENT CO., INC.


                              By: /s/James S. Chapin
                                  James S. Chapin,
                                  Chief Executive Officer,
                                  Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                 Title                             Date

/s/James S. Chapin        Chief Executive Officer,          4/28/98
James S. Chapin           Chief Financial Officer,
                          Chairman of the Board
                          and Director (Principal
                          Executive Officer and
                          Principal Financial and
                          Accounting Officer)


/s/Howard I. Kalodner     Director                          4/28/98
Howard I. Kalodner


/s/Albert Miller          Director                          4/28/98
Albert Miller


                          Director
Kenneth Friedman